Exhibit 10.17

CROSSAMERICA PARTNERS LP

Non-Employee Director Award Agreement
for Phantom Units Under the
Lehigh Gas Partners LP 2012 Incentive Award Plan

Grantee:                 _________________________

Grant Date:              December 10, 2015

Number of Phantom Units:     ______________

1.
Grant of Phantom Units. CrossAmerica GP LLC, a Delaware limited liability company, the general partner (“GP”) of CrossAmerica Partners LP (formerly Lehigh Gas Partners LP), a Delaware limited partnership (the “Partnership”), hereby grants to you an award (“Award”) of Phantom Units under the Lehigh Gas Partners LP 2012 Incentive Award Plan, as the same may be amended from time to time (the “Plan”),which are subject to the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Award Agreement (the “Agreement”). A Phantom Unit represents a notional Unit granted under the Plan, which upon vesting entitles you to receive a Unit, an amount of cash equal to the Fair Market Value of a Unit, or a combination of cash and Units, as determined by the Committee in its sole discretion. Phantom Units are not actual Units, no Units shall be issued at the time the Award is made, and the Award shall not convey any of the rights or privileges or voting rights of a unitholder or limited partner of the Partnership with respect to any Phantom Unit. This Award includes tandem Distribution Equivalent Rights (“DERs”), which entitle the Participant to receive, with respect to each Phantom Unit, so long as the underlying Phantom Unit has not either vested or been forfeited, an amount in cash equal to the distributions per Unit made by the Partnership on its outstanding Units. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise. References to “Section” herein, unless otherwise specified, refer to the Sections of this Agreement.

2.	Vesting of Phantom Units.

Vesting Schedule. The Phantom Units shall be unvested at issuance, and subject to Section 4 below, shall become vested and non-forfeitable on December 10, 2016, provided you have remained a Director from the Grant Date through the vesting date (“Continuous Service”).

3.
Administration. The Committee shall have the sole and complete discretion to administer, interpret and construe the Plan and this Agreement with respect to a Participant, and to determine any and all questions and issues arising with respect to the Plan and this Agreement. Any decision of the Committee concerning the Plan or this Agreement shall be final and binding on you.

4.	Events Occurring Prior to Full Vesting.

(a)Death or Disability. If your Continuous Service terminates as a result of your death or Disability, the unvested Phantom Units then remaining automatically will become fully vested upon such termination of Continuous Service.

(b)Other Terminations. If your Continuous Service terminates for any reason other than as provided in Section 4(a), unless otherwise determined by the Committee or its delegate, the Phantom Units then remaining automatically shall be forfeited without payment upon such termination of Continuous Service.

(c)Change in Control. If a Change in Control (as defined below) occurs, the Phantom Units then remaining automatically will become fully vested upon such Change in Control.

 “Change in Control” means, with respect to the Partnership or the GP:

(i)  a Third Party becoming the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the voting power of the voting securities of either the Partnership or the GP;

(ii)  the sale or other disposition, including by way of liquidation, by either the Partnership or the GP of all or substantially all of its assets, whether in a single or series of related transactions, to one or more Third Parties;

(iii) the General Partner or an Affiliate of the GP or the Partnership ceases to be the general partner of the Partnership; or

(iv) during any period of two (2) consecutive years (not including any period prior to October 1, 2014), a majority of the members of the Board are replaced by members whose appointment or election was not been recommended by CST Brands, Inc. or its Affiliates

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Internal Revenue Code of 1986, as amended, “Change of Control” shall mean a “change of control event” as defined in the regulations and guidance issued under Section 409A.

5.
Payments. (a) As soon as reasonably practical and not later than 30 days following the applicable vesting date, the Partnership shall pay you, with respect to each vested Phantom Unit, one Unit, unless the Committee, in its discretion, elects to pay you an amount of cash equal to the Fair Market Value of a Unit determined on such vesting date. If more than one Phantom Unit vests at the same time, the Partnership may pay such vested Phantom Units in any combination of Units and cash as the Committee, in its discretion, elects. (b) Payment of DERs. The Participant is entitled to receive from the GP, with respect to each Phantom Unit that has not either vested or been forfeited, cash payments equal to the distributions per Unit made by the Partnership on its outstanding Units, in each case promptly following (and in no event more than 30 days after) each such distribution made by the Partnership. Upon the forfeiture or vesting of the underlying Phantom Unit, the associated DER will automatically expire and no further payments shall be made with respect to such DER, except with respect to amounts not yet paid with respect to distributions on Units made prior to the date of such forfeiture or vesting.

6.
Limitations upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.
Restrictions. By accepting this grant of Phantom Units, you agree that any Units that you may acquire upon vesting of this award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Partnership may refuse to register the transfer of the Units acquired under this award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the GP constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this Agreement.

8.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under you.

9.
Amendment. The GP may amend or terminate the Plan and any instrument hereunder (including this Award Agreement) at any time, in whole or in part, and for any reason; provided, however, that except as otherwise provided with respect to Section 409A matters as provided in Section 12 or to the extent necessary to comply with other applicable laws and regulations (including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule) and to conform the provisions of this Agreement to any changes thereto, no such amendment or termination shall adversely affect the rights of a Participant with respect to Awards granted to the Participant prior to the effective date of such amendment or termination.

10.
Nature of Payments. The Phantom Units, and payments made pursuant to the Phantom Units are not a part of salary or compensation paid or payable by the GP or its Affiliates for purposes of any other benefit or compensation plan or otherwise.

11.
Severability. If a particular provision of the Plan or this Agreement shall be found by final judgment of a court or administrative tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provisions shall not affect any other provision of the Plan or this Agreement and the other provisions of the Plan or this Agreement shall remain in full force and effect.

12.
Section 409A. It is intended that the Phantom Units shall be either exempt from the provisions of Section 409A of the Code (“Section 409A”) or, to the extent subject to Section 409A, compliant with the requirements of Section 409A. In the event the Board determines that an Award constitutes deferred compensation subject to Section 409A, or may constitute such deferred compensation absent an amendment to the Plan or Award, the Board may amend or terminate your right to an Award, without your consent, as the Board shall determine in its sole discretion to ensure that such Award remains exempt from Section 409A, or, if the Board so desires, to ensure that such Award complies with Section 409A. All references in this Agreement to a termination of Continuous Service that results in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A). Notwithstanding anything to the contrary provided for herein, if at the time of the termination of your Continuous Service you are a “specified employee” as defined in subsection (a)(2)(B)(i) of Section 409A, any and all amounts payable under this Agreement in connection with your termination of Continuous Service that constitute a deferral of compensation subject to Section 409A, as determined by the Committee in its sole discretion, and that would (but for this sentence) be payable within six months following such termination of Continuous Service, shall instead be paid on the earlier of the date that follows the date of such termination of Continuous Service by six months or the date of your death.

13.
Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

14.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

THE UNDERSIGNED GRANTEE ACKNOWLEDGES RECEIPT OF THIS AWARD AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF PHANTOM UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS THIS AWARD AGREEMENT AND THE PLAN.

CrossAmerica GP LLC	Grantee

By: _____________________________        Signature:      _________________________
Name:     _________________________        Name:     _________________________
Title: _________________________        Dated:     __________________________
Dated: December 10, 2015